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                                                                     EXHIBIT 5.1




                [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]








                                                         WRITER'S DIRECT LINE
                                                             212-859-8076
June 13, 1997                                            (FAX:  212-859-8587)


General Instrument Corporation
8770 West Bryn Mawr Avenue
Chicago, Illinois  60631

Ladies and Gentlemen:

    We are acting as special counsel to General Instrument Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4, Registration No. 333-23935 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the contemplated distribution by the Company of up to (i) 150,250,000 shares of the Common Stock, $.01 par value per share (the "NextLevel Shares"), of NextLevel Systems, Inc. ("NextLevel Systems"), an indirect wholly owned subsidiary of the Company, and (ii) 75,000,000 shares of the Common Stock, $.01 par value per share (the "CommScope Shares", and together with the NextLevel Shares, the "Shares"), of CommScope, Inc. ("CommScope"), an indirect wholly owned subsidiary of the Company, pursuant to the Distribution Agreement (the "Distribution Agreement"), dated as of June 12, 1997, among the Company, NextLevel Systems and CommScope.

    In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, NextLevel Systems and CommScope, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, NextLevel Systems and CommScope and others as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or

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General Instrument Corporation          - 2 -                      June 13, 1997

from public officials, officers or representatives of the Company, NextLevel Systems, CommScope and others.

    Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that when the Shares are issued pursuant to and in accordance with the Distribution Agreement and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

    This opinion is expressly limited to the General Corporation Law of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Proxy-Statement Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                Very truly yours,

                                                FRIED, FRANK, HARRIS, SHRIVER &
                                                JACOBSON


                                                By: /s/ Lois Herzeca
                                                   ---------------------------
                                                     Lois Herzeca